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                                                                      EXHIBIT 12


                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)



                                                                                 Twelve Months Ended December 31,
                                                     Three Months Ended   -----------------------------------------------
                                                       March 31, 1997       1996      1995      1994      1993      1992
                                                     ------------------   -------    -------   ------    -------   ------
Earnings as defined:
  Income from continuing operations before provision
    for income taxes and minority interest..............  $121.7           $214.4    $105.9    $ 80.9    $156.2    $109.3
  Fixed charges ........................................    14.5             63.1      65.7      59.6      54.9      58.8
  Capitalized interest included in fixed charges .......     (.1)             (.5)     (1.7)               (2.8)     (2.0)
  Amortization of capitalized interest..................      .5              2.1       2.5       2.5       2.4       2.3
                                                          ------           ------    ------    ------    ------    ------

          Total ........................................  $136.6           $279.1    $172.4    $143.0    $210.7    $168.4
                                                          ======           ======    ======    ======    ======    ======

Fixed charges as defined:
  Interest and debt expense (includes amortization
    of debt expense and discount).......................  $ 13.1           $ 57.5    $ 58.4    $ 53.5    $ 46.7    $ 51.1
  Capitalized interest  ................................      .1               .5       1.7                 2.8       2.0
  Portion of rentals representative of the interest
    factor .............................................     1.3              5.1       5.6       6.1       5.4       5.7
                                                          ------           ------    ------    ------    ------    ------

          Total ........................................  $ 14.5           $ 63.1    $ 65.7    $ 59.6    $ 54.9    $ 58.8
                                                          ======           ======    ======    ======    ======    ======


Ratio of earnings to fixed charges .....................     9.4              4.4       2.6       2.4       3.8       2.9
                                                          ======           ======    ======    ======    ======    ======



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